Farmland Partners Inc. and Farmer Mac Announce Initial $20.7 Million Debt Financing Under a $30 Million Secured Note Purchase Facility

Denver, CO and Washington, DC – August 27, 2014 /PRNewswire/ - Farmland Partners Inc. (NYSEMKT: FPI) (“Farmland Partners”) and the Federal Agricultural Mortgage Corporation (NYSE: AGM and AGM.A) (“Farmer Mac”) today announced Farmland Partners’ initial issuance of a $20.7 million, 3-year, interest-only note to Farmer Mac with a fixed interest rate of 2.40% under a $30 million secured note purchase facility (the “Facility”), which may be upsized upon approval by both Farmland Partners and Farmer Mac. Each note issued under the Facility will be secured by mortgage loans on agricultural real estate owned by Farmland Partners, each of which will have an effective loan-to-value ratio of no more than 60%. The note issuance is expected to settle on September 5, 2014.
Farmland Partners expects to use the proceeds from each note issuance under the Facility to acquire additional farmland through wholly owned property-owning subsidiaries of Farmland Partners’ operating partnership and for general corporate purposes.
“We are pleased with this new relationship with a leading credit provider to the U.S. agricultural industry,” said Paul Pittman, Farmland Partners’ CEO. “We believe that Farmer Mac’s team understands our core business and our public company nature and has structured a secured debt instrument that allows us to expand our investment in U.S. farmland. We are very excited about our relationship with Farmer Mac and look forward to expanding our relationship in the months and years to come.”
“Farmer Mac is pleased to announce an initial wholesale debt financing transaction with a new type of issuer – a publicly-traded agricultural real estate investment trust. The new secured note purchase facility will be able to provide efficient and cost effective debt funding to Farmland Partners as it helps bring new public equity investors to agricultural investing.  Together, Farmland Partners and Farmer Mac are helping to bring more capital and greater efficiency to U.S. agriculture, with U.S. farmers and public market investors both benefiting,” said Timothy Buzby, President and CEO of Farmer Mac.

About Farmland Partners Inc.
Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality primary row crop farmland located in agricultural markets throughout North America. The Company’s portfolio is comprised of 41 farms with an aggregate of approximately 23,600 acres in Illinois, Nebraska and Colorado. The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2014.

CONTACT: Luca Fabbri, Chief Financial Officer, (720) 452-3100

About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT: Jalpa Nazareth, (Investor Inquiries); Chris Bohanon, (Media Inquiries), 202-872-7700

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the terms of the secured note issuance and note purchase facility. These forward-looking statements, which can be identified through the use of terms such as “expects,” “intends,” “should,” and similar phrases include, without limitation, statements about the terms of the secured note issuance and note purchase facility and use of proceeds.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond both Farmland Partners’ and Farmer Mac’s control. Both Farmland Partners and Farmer Mac face many risks that could cause either of its actual performance to differ materially from that which is contemplated by the forward-looking statements contained in this press release. The forward-looking statements in this release are based upon the parties’ present expectations, but the events, expectations, intentions or prospects suggested by or reflected in these statements are not guaranteed to occur or be achieved, and you should not place undue reliance on such statements. Furthermore, the parties disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law.
For a further discussion of these and other factors that could impact Farmland Partners’ future results, performance or transactions, see the section entitled "Risk Factors" in Farmland Partners’ preliminary prospectus related to its underwritten public offering dated July 22, 2014.
For a further discussion of risk factors that could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, see Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 13, 2014, Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 12, 2014, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the SEC on August 11, 2014.

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